Exhibit 10.8

DIAGNOSTIC COLLABORATION AND OPTION AGREEMENT

THIS DIAGNOSTIC COLLABORATION AND OPTION AGREEMENT (“Agreement”) is entered as of June 23, 2006 (the “Effective Date”), by and between CardioDx, INC., a Delaware corporation having a place of business located at 3183 Porter Drive, Palo Alto, CA 94304 (“CardioDx”) and ARCA DISCOVERY, INC., a Delaware corporation having a place of business at 1200 Seventeenth Street, Suite 620, Denver, Colorado 80202 (“ARCA”). CardioDx and ARCA may be referred to individually herein as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, ARCA is a new company engaged in the in-licensing, development and commercialization of genomically-tailored therapies for heart failure and other cardiovascular diseases;

WHEREAS, under that certain License and Option Agreement dated August 16, 2004, as amended March 8, 2006 and June 23, 2006 (the “UC Alpha License”), between CardioDx and the University of Cincinnati (“UC”), and that certain License and Option Agreement dated August 10, 2004, as amended March 8, 2006 and June 23, 2006 (the “UC Beta License”) (the UC Alpha License and the UC Beta License are herein referred to collectively as the “UC Licenses”), CardioDx is the exclusive licensee of certain intellectual property owned by UC relating to human heart disease diagnosis; and

WHEREAS, ARCA desires to obtain, and CardioDx is willing to grant to ARCA, sublicenses under certain of the technology exclusively licensed by CardioDx pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS.

1.1 “Affiliate” means a corporation, or entity, which, directly or indirectly, or through one or more intermediaries, Controls, is Controlled by, or is under common Control with a Party, and its officers, directors and employees (acting within the scope of their duties to the corporation or entity).

1.2 “Alpha Patent Rights” means Invention Disclosure [ * ], entitled “[ * ]”; Invention disclosure number [ * ], entitled “[ * ]”; U.S. Patent Application Serial Number [ * ] filed [ * ], US Patent Application Serial Number [ * ] filed on [ * ] US Patent Application, Serial Number [ * ], filed, [ * ], and Patent Application [ * ] filed [ * ] any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extensions, patents of additions and patents of importation thereof.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

1.3 “Alpha Licensed Products” means any and all products and processes, the manufacture, use, importation, sale, offer for sale or practice of which would constitute an infringement of any Valid Alpha Claim of the Alpha Patent Rights in the country in which such Alpha Licensed Product is manufactured, used, imported, sold or practiced.

1.4 “Arbitration Request” has the meaning set forth in Section 9.3.

1.5 “Beta Patent Rights” means Invention Disclosure number [ * ], entitled “[ * ];” Invention Disclosure number [ * ], entitled “[ * ];” U.S. Patent [ * ] and US Patent Application, Serial Number [ * ], filed, [ * ], any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extensions, patents of additions and patents of importation thereof.

1.6 “Beta Licensed Products” means any and all products and processes, the manufacture, use, importation, sale, offer for sale or practice of which would constitute an infringement of any Valid Beta Claim of the Beta Patent Rights in the country in which such Beta Licensed Product is manufactured, used, imported, sold or practiced.

1.7 “Bucindolol” means the beta-adrenergic–receptor antagonist having the chemical formula: 2-{2-hydroxy-3{{2-(3-indolyl)-1,1-dimethylethyl}amino}propoxy}-benzonitrile hydrochloride, and its racemates, isomers, prodrugs, active metabolites, analogs and any pharmaceutically acceptable salt or complex thereof.

1.8 “Change of Control” with respect to either ARCA or CardioDx, means (i) any consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or successor entity (or in the event stock or ownership interests of an Affiliate are issued in such transaction, less than fifty percent (50%) of the voting power of such Affiliate) immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the company’s voting power is transferred, but excluding (x) any transaction effected exclusively to change the domicile of the company, or (y) any transaction effected principally for bona fide equity financing purposes in which cash is received by the company or indebtedness of the company is cancelled or converted or a combination thereof, and (ii) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets of the company.

1.9 “Confidential Information” has the meaning set forth in Section 4.1.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

1.10 “Control” means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management, policies or decision making of such entity or project, whether by the ownership of at least fifty-one percent (51%) of the voting stock of such entity, or by contract or otherwise.

1.8 “Diagnostic Tests” means genetic tests used to identify certain genetic variants or markers for the purpose of prescribing Bucindolol, which ARCA intends to potentially develop for FDA approval and commercial use.

1.9 “Field” means human cardiovascular disease diagnosis for the purpose of prescribing or using Bucindolol.

1.10 “Genetic Marker Sub-license” has the meaning set forth in Section 2.1.

1.11 “Licensed Products” shall mean the Alpha Licensed Products and the Beta Licensed Products.

1.12 [ * ] has the meaning set forth in Section 3.1.

1.13 “Net Sales” means the aggregate [ * ]. In the event that a Licensed Product contains an active component (including a SNP) not covered by a Valid Claim, a Valid Alpha Claim, or a Valid Beta Claim in the country in which the Licensed Product is sold, “Net Sales” from such sales shall be calculated by [ * ], irrespective of the number of such active components.

1.14 “Notice of Interest” has the meaning set forth in Section 3.1.

1.15 “Notice Date” has the meaning set forth in Section 9.3.

1.16 “Notice Period” has the meaning set forth in Section 3.1

1.17 “Patent Rights” shall mean the Alpha Patent Rights and the Beta Patent Rights.

1.18 [ * ] has the meaning set forth in Section 3.1.

1.19 [ * ] has the meaning set forth in Section 3.1.

1.20 “Supply Agreement” has the meaning set forth in Section 3.1.

1.21 “Term” has the meaning set forth in Section 6.1.

1.22 “Territory” means worldwide.

1.23 “Third Party” means any entity other than ARCA, CardioDx or an Affiliate of either ARCA or CardioDx.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

1.24 “Valid Alpha Claim” means (a) an issued and unexpired claim within the Alpha Patent Rights that has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a claim in a pending application within the Alpha Patent Rights, unless such application has been pending for more than 42 months from the date of the first office action.

1.25 “Valid Beta Claim” means (a) an issued and unexpired claim within the Beta Patent Rights that has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a claim in a pending application within the Beta Patent Rights, unless such application has been pending for more than 42 months from the date of the first office action.

1.26 “Valid Claim” means either a Valid Alpha Claim or a Valid Beta Claim.

2.	GRANT OF RIGHTS.

2.1 Sublicense to ARCA.

(a) Sublicense. Subject to the terms and conditions of this Agreement, including Section 2.1(b) below, CardioDx hereby grants to ARCA a non-exclusive, royalty-bearing sublicense, to make, have made, use, sell, offer for sale and import Licensed Products and practice the processes contained within Valid Claims within the Territory, and only in the Field (the “Genetic Marker Sublicense”).

(b) Limitations on Exercise. Notwithstanding the sublicense grant in Section 2.1(a), ARCA’s right to exercise the Genetic Marker Sublicense shall be limited as follows: ARCA shall not be able to exercise the Genetic Marker Sublicense until the earlier to occur of the following: 1) [ * ]. In addition to the foregoing, ARCA may also exercise the Genetic Marker Sublicense [ * ] in accord with the provisions of Section 3.1.

2.2 Sublicensing by ARCA.

(a) ARCA may only sublicense the Genetic Marker Sublicense to Affiliates or Third Parties with the prior written consent of CardioDx; provided, that after the limitation on exercise of Section 2.1(b) expires, ARCA may upon written notice to CardioDx, grant sublicenses of its rights hereunder to a maximum of two of the parties listed on Exhibit A hereto (the
“Pre-Approved Sublicensees”). In addition, ARCA may, upon execution of a Supply Agreement, and with prior written notice, grant one sublicense in accord with Section 3.1(c)(iv) and this Section 2.2. Upon request from ARCA, the Parties agree to negotiate in good faith amendment of Exhibit A for the purpose of substituting new entities for existing Pre-Approved Sublicensees.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) In all sublicenses granted by ARCA hereunder, ARCA shall include a requirement that the sublicensee use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment. ARCA shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of the UC licenses (except as modified by this Agreement) and this Agreement, except: (i) the sublicensee may not further sublicense; and (ii) the rate of royalty on Net Sales paid by the sublicensee to ARCA.

(c) Copies of all sublicense agreements shall be provided to CardioDx within fifteen (15) days of execution of each sublicense. ARCA hereby assumes responsibility for the performance of all obligations so imposed on its sublicensees by this Agreement and will itself pay and account to CardioDx for all payments and reports due under this Agreement which may accrue by reason of the operations of each sublicense, as if it were ARCA’s own commercial activity.

(d) On Net Sales of Licensed Products sold or disposed by a sublicensee, [ * ].

(e) ARCA shall provide, in all sublicenses granted by it under this Agreement, that ARCA’s interest in such sublicenses shall terminate upon termination or expiration of this Agreement as provided in Section 6.4.

2.3 Additional Covenants of ARCA.

(a) ARCA shall use commercially reasonable efforts to bring the Licensed Products into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment.

(b) ARCA agrees and acknowledges that that this Agreement is subject and subordinate to the terms and conditions of the UC Licenses, except: (i) ARCA may not sublicense except as set forth herein; and (ii) ARCA shall be subject to a different royalty rate and other non-royalty obligations, as set forth herein, than are set forth in the UC Licenses. Obligations in the UC Licenses that are applicable to this Agreement shall be binding upon ARCA as if it were a party to the UC Licenses, and ARCA shall assume all such obligations arising in connection with its exercise of its rights under this Agreement, except as specifically modified herein. The Parties acknowledge and agree that UC is an intended third party beneficiary under this Agreement.

2.4 Reservation of Rights. Except as expressly set forth herein, no right or license under the Patent Rights is granted or shall be granted by assumption, implication, estoppel or otherwise.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

3.	CARDIODX RIGHTS.

3.1 [ * ]

(a) Definition. As set forth below, CardioDx shall have [ * ], as the case may be, pursuant to the terms set forth in this Section 3.1 (a “Supply Agreement”).

(b) [ * ] Notice. After ARCA begins active preparation of a New Drug Application for Bucindolol (the determination of which shall be within the discretion of ARCA) and has provided a detailed written specification to CardioDx regarding the Diagnostic Tests (including specific limitations and restrictions on how and where the Diagnostic Tests will be performed), [ * ].

(c) Exercise of the [ * ].

(i) Within thirty (30) days after receiving the [ * ] (the “Notice Period”), CardioDx may notify ARCA in writing (the “Notice of Interest”) that CardioDx desires to [ * ] If CardioDx does not issue a Notice of Interest to ARCA within the Notice Period, the [ * ] shall terminate and neither Party shall have any further obligation to the other Party under this Section 3.1.

(ii) If CardioDx does issue the Notice of Interest, the Parties will then [ * ] from receipt of the [ * ], provided, however, if the written specification provided to CardioDx under Section 3.1(b) is materially altered, then the [ * ] will be reset [ * ]. These discussions will include a [ * ]. Notwithstanding the foregoing, during the [ * ], ARCA may engage in [ * ] regarding a [ * ], to the extent that ARCA believes such discussions are reasonably necessary to engage a [ * ] (as set forth in Section 3.1(c)(iv) below) or as an [ * ] to CardioDx, in either case to avoid the delay of FDA approval or commercial launch of Bucindolol.

(iii) If, despite exercising good faith and commercially reasonable efforts, the Parties are unable to [ * ] within [ * ], then neither Party shall have any further obligation to the other Party under this Section 3.1.

(iv) If the parties enter into a Supply Agreement, ARCA shall have the right to sublicense one Pre-Approved Sublicensee as a third-party commercial source for the Diagnostic Tests subject to the terms and conditions provided for in this Agreement (including those set forth in Section 2.2).

3.2 [ * ]. If requested by CardioDx, ARCA will negotiate in good faith to enter into one or more agreements with CardioDx under which ARCA [ * ] on commercial terms acceptable to the Parties, including [ * ] by ARCA in connection with such services. If requested by CardioDx, ARCA will also negotiate in good faith regarding a [ * ] for the parties’ products, on mutually agreeable terms.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

3.3 Royalties and Fees Payable by ARCA. Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by CardioDx hereunder, ARCA shall pay to CardioDx royalties as set forth below for Net Sales of Licensed Products sold or disposed of by ARCA and such other fees as set forth below.

(a) Royalties. ARCA shall pay royalties to CardioDx on Net Sales of Licensed Products at the lesser rate of (1) 150% of the royalty rate payable and actually paid by CardioDx to UC for such Net Sales under the UC Licenses, or (2) the lowest rate then in-effect for any similarly-situated, non-government CardioDx sublicensee of the Patent Rights.

(b) Fees.

(i) ARCA shall pay to CardioDx one-third (1/3) of the milestone payments described in Article 3 of each of the UC Licenses for the milestone events of the “First commercial revenue from Net Sales” and the “First $500,000.00 of cumulative revenue from Net Sales.” Such payments shall become due from ARCA to CardioDx upon the date that such payments are due from CardioDx to UC pursuant to the terms set forth in the UC Licenses.

(ii) ARCA shall pay to CardioDx one-third (1/3) of any minimum royalty payments due from CardioDx to UC pursuant to the terms set forth in Article 3 of the UC Licenses; provided, however, that A) ARCA’s payment obligations for such minimum royalty payments shall only begin to accrue as of the date of the first commercial launch of Bucindolol and the Diagnostic Tests; and B) that ARCA’s minimum royalty obligation shall be offset dollar-for-dollar by Diagnostic Test royalties paid to UC.

(c) Non-Royalty Sublicensing Income. To the extent that CardioDx is required to make any payment to UC for
Non-Royalty Sublicensing Income (as defined in the UC Licenses) resulting from any payments made pursuant to this Agreement or pursuant to any agreement that sublicenses any rights granted under this Agreement, then ARCA shall pay to CardioDx the amount of any such payments on the date that any such payments are due from CardioDx to UC.

3.4 ARCA must report to CardioDx the date of first sale of Licensed Products immediately following that sale.

3.5 Subsequent to the date of first sale of Licensed Products, ARCA shall deliver to CardioDx within sixty (60) days after the end of each calendar quarter a written report showing its sales of Licensed Products and its computation of remuneration to CardioDx due under this Agreement for such calendar quarter and at the same time make the payment of the remuneration due. If it had no sale of any Licensed Products the report shall so state. All Net Sales shall be segmented in each such report according to sales on a country-by-country and patent-by-patent basis, including the rates of exchange used for conversion to USA Dollars from the currency in which such sales were made.

(d) In cases of sales outside the USA, royalty payments shall be made in net USA Dollars. The amounts shall be calculated using currency exchange rates as set forth in The Wall Street Journal on the last day of the calendar quarter.

(e) All payments due shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on ARCA by the Government of the country where the transactions occur or any political subdivision thereof with respect to any amounts payable to CardioDx pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by ARCA. Late payments shall be subject to an interest charge of one and one half percent (1 1/2%) per month.

3.6 ARCA shall keep full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to CardioDx hereunder for a period of three (3) years following the year to which such records relate. During the Term of this Agreement and for a period of three (3) years following its termination, CardioDx and UC shall have the right to audit, or have an agent, accountant or other representative audit such books, records and supporting data upon fifteen (15) days notice. Any audit shall be at CardioDx’s or UC’s expense, except that ARCA shall reimburse CardioDx or UC for the cost of the audit in the event that CardioDx or UC discovers an underpayment of ten percent (10%) or more of the amount due.

3.7 Reports. ARCA intends to undertake further clinical development and potential commercialization and, if warranted, FDA approval of genetic tests incorporating the Patent Rights for use in the Field. ARCA agrees to report to CardioDx on a regular basis of its regulatory progress in this regard; provided that such obligation shall expire when the [ * ] expires if the Parties have not entered into [ * ]. At CardioDx’s request, the parties will meet on a quarterly basis for this purpose. Information shared under this provision shall be subject to Article 4, and used only for purposes of the Field. At ARCA’s request, CardioDx agrees to report to ARCA information reasonably necessary to assist ARCA in forecasting when the payments under Section 3.3(b) will be due by ARCA. At ARCA’s request, the Parties will confer on a quarterly basis for this purpose.

4.	CONFIDENTIALITY.

4.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for a period of five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided in this Agreement any information disclosed to it by, or obtained directly or indirectly from, the other Party pursuant to this Agreement (“Confidential Information”). Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information, but in no event less than reasonable care. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

4.2 Exceptions. The nonuse and nondisclosure obligations set forth in Section 4.1 shall not apply to any information that the receiving Party can prove by competent written evidence contemporaneously maintained:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public;

(b) is known by the receiving Party at the time of receiving such information;

(c) is hereafter furnished to the receiving Party, as a matter of right and without restriction on disclosure, by a Third Party who is under no restriction on disclosure;

(d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party; or

(e) is the subject of a written permission to disclose provided by the disclosing Party.

4.3 Authorized Disclosures. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in complying with applicable court orders or governmental regulations; provided, however, that the receiving Party shall provide prompt notice of such court order or regulation to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

4.4 Publicity. The Parties may issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue press releases relating to the Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any press releases prior to the issuance thereof; provided that a Party may not unreasonably withhold consent to such releases, and that either Party, after reasonable prior notice to the other, may issue such press releases as it determines are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement (if any), each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement and information regarding the Parties’ activities hereunder that has already been publicly disclosed in accordance herewith.

Notwithstanding the foregoing, either Party may disclose the terms of this Agreement to: (i) Third Parties for due diligence purposes or similar investigations relating to transactions involving the rights and obligations of the Parties under this Agreement or in connection with corporate financing transactions; and (ii) any Affiliates or permitted sublicensees, as long as such disclosure is made under confidentiality obligations substantially as protective as those of this Article 4.

5.	INTELLECTUAL PROPERTY.

5.1 Ownership.

(a) Any rights not expressly granted to ARCA hereunder are reserved by CardioDx. No license or right is granted by CardioDx either directly or by implication, estoppel, or otherwise, other than as expressly set forth in this Agreement.

(b) Any rights not expressly granted to CardioDx hereunder are reserved by ARCA. No license or right is granted by ARCA either directly or by implication, estoppel, or otherwise, other than as expressly set forth in this Agreement.

6.	TERM AND TERMINATION.

6.1 Term. This Agreement shall commence as of the Effective Date, and unless terminated earlier as provided in this Article 6, shall expire on the earlier of : (i) termination of either of the UC Licenses, or (ii) conversion of either of the UC Licenses to a non-exclusive license (the “Term”).

6.2 Termination for Cause. Either Party may terminate this Agreement upon written notice to the other Party if such Party breaches any material provision of this Agreement and fails to cure or commence action to cure such breach within the ninety (90) day period following receipt of written notice from the non-breaching Party specifying the nature of the breach in reasonable detail. Failure to exercise a termination right under this Agreement shall not preclude either Party from pursuing any other damages, compensation or relief to which it may be entitled in connection with a material breach of this Agreement.

6.3 Termination without Cause. ARCA may terminate this Agreement without cause upon sixty (60) days written notice if: 1) ARCA determines not to further pursue regulatory approval of Bucindolol; or 2) if ARCA determines to commercialize Bucindolol without use of the Diagnostic Tests

6.4 Effect of Termination or Expiration. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Upon any expiration or termination of this Agreement, all rights and licenses granted under this Agreement by CardioDx shall terminate. ARCA may elect to obtain a license by advising UC in writing, within sixty (60) days after ARCA’s receipt of written notice of a termination or conversion described in Section 6.1, of its agreement to tender to UC all the performance (including obligations for payment) previously due to CardioDx under this Agreement. The provisions of Articles 4, 5, 6, 7, 8, and 9 shall survive any termination or expiration of this Agreement in accordance with their terms.

6.5 Effect of Termination or Expiration on Sublicenses by ARCA. Termination or expiration of this Agreement shall terminate all sublicenses which may have been granted by ARCA. Any sublicense granted by ARCA shall contain a provision corresponding to this Section 6.5.

7.	REPRESENTATIONS AND WARRANTIES.

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a) Corporate Power. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action.

(c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 No Conflicts. ARCA represents and warrants that ARCA is not a party to any arrangement or agreement that would materially adversely affect ARCA’s ability to comply with the terms of this Agreement or to grant the rights and options granted to CardioDx hereunder. CardioDx represents, warrants and covenants to ARCA that, as of the Effective Date, neither CardioDx nor, to the knowledge of CardioDx, UC is in material breach of the UC Licenses; and that CardioDx is not a party to any arrangement or agreement that would materially adversely affect CardioDx’s ability to comply with the terms of this Agreement or to grant the rights granted to ARCA hereunder.

7.3 Intellectual Property Representations. CardioDx, represents and warrants to ARCA that: (i) CardioDx has not granted any right to any Third Party that would conflict with the rights granted to ARCA hereunder; and (ii) to the knowledge of CardioDx, as of the Effective Date, there is (a) no litigation, investigation, proceeding or claim pending or threatened concerning the validity or enforceability of, or infringement by, any of the Patent Rights; and (b) no infringement of the Patent Rights by any Third Party. CardioDx also represents and warrants that ARCA’s proposed manufacture and sale of Bucindolol does not require any additional license of intellectual property owned or licensed by CardioDx as of June 1, 2006, other than this Agreement.

7.4 CardioDx Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CARDIODX MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE LICENSES GRANTED UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CARDIODX EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THOSE ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.5 Limitation of Liability. EXCEPT IN CONNECTION WITH LIABILITY FOR BREACH OF ARTICLE 4 (CONFIDENTIALITY), NO PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS ARTICLE 7.5 SHALL NOT BE CONSTRUED TO LIMIT ARCA’S OR CARDIODX’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8.

7.6 Maximum Liability. IN NO EVENT WILL CARDIODX BE LIABLE TO ARCA FOR AN AMOUNT IN EXCESS OF THE TOTAL AMOUNT PAID TO CARDIODX HEREUNDER.

8.	INDEMNIFICATION.

8.1 By ARCA. ARCA shall indemnify, defend and hold harmless CardioDx, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively “Losses”) that they may suffer as a result of any claims, demands, actions or other proceedings (collectively, “Claims”) made or instituted by a Third Party against any of them to the extent that such Claims arise from or relate to the possession, research, development, manufacture, use, sale or administration of Licensed Products by ARCA, its employees, officers, directors, agents, Affiliates, and/or such Third Parties, or any breach of any of the representations or warranties of ARCA in Article 7. As a condition of the foregoing indemnification obligation, CardioDx shall (a) promptly inform ARCA of a Claim after CardioDx receives notice of the Claim; (b) permit ARCA to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration); and (c) cooperate as reasonably requested by ARCA (at its expense) in the defense of the Claim; provided that CardioDx’s failure to promptly notify ARCA shall not diminish ARCA’s obligations under this section except to the extent that ARCA is materially prejudiced as a result of such failure. CardioDx shall have the right to participate, at its expense, in the defense of any Claim that is subject to indemnification as set forth in this Section 8.1. Notwithstanding the foregoing, ARCA will not enter into any settlement without CardioDx’s written consent, such consent not to be unreasonably withheld.

8.2 By CardioDx. CardioDx shall indemnify, defend and hold harmless ARCA, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively “Losses”) that they may suffer as a result of any claims, demands, actions or other proceedings (collectively, “Claims”) made or instituted by a Third Party against any of them to the extent that such Claims arise from or relate to any breach of any of the representations or warranties of CardioDx in Article 7. As a condition of the foregoing indemnification obligation, ARCA shall (a) promptly inform CardioDx of a Claim after ARCA receives notice of the Claim; (b) permit CardioDx to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration); and (c) cooperate as reasonably requested by CardioDx (at its expense) in the defense of the Claim; provided that ARCA’s failure to promptly notify CardioDx shall not diminish CardioDx’s obligations under this section except to the extent that CardioDx is materially prejudiced as a result of such failure. ARCA shall have the right to participate, at its expense, in the defense of any Claim that is subject to indemnification as set forth in this Section 8.2. Notwithstanding the foregoing, CardioDx will not enter into any settlement without ARCA’s written consent, such consent not to be unreasonably withheld.

9.	MISCELLANEOUS.

9.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto. This Agreement may not be assigned or transferred by either Party without the express written consent of the other Party; provided, however, that CardioDx and ARCA may assign the Agreement without such consent to its successor in interest in connection with a Change of Control or in connection with a change in domicile of either Party. Any attempted assignment or transfer in violation of this Article 9.1 will be null and void.

9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without the application of any principle that leads to the application of the laws of any other jurisdiction.

9.3 Dispute Resolution.

(a) Disputes. In the event of any dispute arising out of or relating to this Agreement, the affected Party shall promptly notify the other Party (“Notice Date”), and the Parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to senior executives, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to negotiate a settlement. If the senior executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, either Party may submit settlement of the dispute to binding arbitration in the manner set forth herein.

(b) Arbitration. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party (the “Non-Triggering Party”) of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute. Within ten (10) business days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c) Arbitration Procedure. Discovery shall be under the local rules of evidence of the jurisdiction under which arbitration occurs. The Arbitration shall be held under the rules of the American Arbitration Association, in Santa Clara County, CA if the Non-Triggering Party is CardioDx, and in Denver County, CO if the Non-Triggering Party is ARCA. The Arbitration shall be in English, using three (3) independent arbitrators. Each Party shall select one independent arbitrator within forty five (45) days of the Arbitration Request, and the two (2) arbitrators selected by the Parties shall select the third independent arbitrator within ninety (90) days after the Arbitration Request. The arbitrators may award any remedy allowed by law, excluding punitive damages and attorneys’ fees. Promptly after rendering a decision, the arbitrators shall issue to both Parties a written opinion of the findings of fact and conclusions of law. The decision of the arbitrators shall be binding upon the Parties without the right of appeal. Either Party may enter a judgment upon the decision rendered by the arbitrators in any court having jurisdiction thereof. The Parties shall share equally the reasonable documented cost of such Arbitration procedure. Each Party shall bear its own cost in participating in such proceeding.

(d) No Arbitration of Patent/Confidentiality Issues. Unless otherwise agreed by the Parties, disputes relating to patents and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction. In addition, either Party may seek preliminary or injunctive relief and/or other equitable relief in any court of competent jurisdiction.

9.4 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, or by facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to CardioDx:	If to ARCA:

CardioDx, Inc.	ARCA Discovery, Inc.
3183 Porter Dr.	1200 Seventeenth Street, Suite 620
Palo Alto, CA 94304	Denver, CO 80202

Attn: Chief Executive Officer	Attn: Chief Business and Financial Officer

Fax: (650) 565-8202	Fax: 303-825-0883

9.5 Fees and Expenses. Each Party shall be responsible for the fees and expenses of its outside advisors, including its legal counsel, relating to the negotiation and drafting of this Agreement.

9.6. Independent Contractors. The relationship of the Parties, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, employer-employee or similar business relationship between the Parties, except as expressly set forth herein. Neither Party is a legal representative of the other Party, and no Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

9.7 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

9.8 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

9.9 Force Majeure. Except with regard to the payment of money, a Party shall not be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. If a Force Majeure event is declared by either party under this section, and such event persists for more than one hundred eighty (180) days, then the other party shall have the right to terminate this Agreement without further cost or liability.

9.10 U.S. Export Laws and Regulations. Each Party hereby acknowledges that the rights and obligations of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each Party shall comply with all such laws and regulations.

9.11 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity or enforceability of any remaining portions of this Agreement.

9.12 Entire Agreement; Modification. The terms and provisions contained in this Agreement, and any Exhibits attached hereto, constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either Party hereto, unless in writing which specifically refers to this Agreement, signed by a duly authorized officer or representative of each Party, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

<< Signature Page Follows >>

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

CARDIODX, INC.		ARCA DISCOVERY, INC.

By:	/s/ David Levinson	By:	/s/ Timothy D. Hoogheem
Name:	David Levinson	Name:	Timothy D. Hoogheem
Title:	President and CEO	Title:	Chief Business & Financial Officer

A-1

EXHIBIT A

[ * ]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

2